Filed Pursuant to Rule 433 Registration No. 333-282606 and 333-282606-03

**Full Pricing Details** $1bn Nissan Auto Lease Trust 2025-B

Joint Lead Bookrunners: Citigroup Global Markets (structuring), Mizuho, MUFG Securities, and Bank of America.

Co-Managers: Wells Fargo Securities, US Bancorp, Lloyds Securities, and BNP Paribas.

-Capital Structure-

CLS	$AMT(MM) *	WAL	M/F**	P.WIN	E-FINAL	L-FINAL	BNCH	Spread	Yield (%)	Cpn (%)	PRICE
A-1	91.900	0.24	P-1/F1+	1-6	1/15/2026	8/17/2026	I-CRV	+12	4.467	4.467	100.00000
A-2A	207.600	1.21	Aaa/AAA	6-21	4/15/2027	3/15/2028	I-CRV	+47	4.484	4.44	99.99703
A-2B	180.000	1.21	Aaa/AAA	6-21	4/15/2027	3/15/2028	SOFR30A	+47			100.00000
A-3	387.600	2.18	Aaa/AAA	21-31	2/15/2028	11/15/2028	I-CRV	+52	4.364	4.32	99.99012
A-4	61.430	2.60	Aaa/AAA	31-33	4/15/2028	7/16/2029	I-CRV	+57	4.394	4.35	99.98960
B	33.370	2.71	Aa1/AA	33-34	5/15/2028	7/16/2029	I-CRV	+79	4.609	4.56	99.98654
C	37.700	2.79	Aa3/A	34-35	5/15/2028	11/15/2029	I-CRV	+105	4.865	4.81	99.98347

**	Expected ratings

Transaction Details:

*	Ticker : NALT 2025-B
*	Offered Size : $1bn
*	Format : Public/SEC Registered
*	Pricing speed : 75% PPC to maturity
*	Expected Ratings : Moody’s/Fitch
*	ERISA Eligible : Yes
*	US RR Eligible : Yes
*	EU RR Eligible : No
*	Min denoms : $1,000 x $1,000
*	Expected Settlement : Tuesday, July 29th, 2025
*	First Payment Date : August 15th, 2025
*	Monthly Payment Date : Monthly on 15th or next business day
*	Bill and Deliver : Citi

Available Information:

* Preliminary Prospectus & FWP (Attached)

* Roadshow Link: https://dealroadshow.com/e/NALT25B

Passcode: NALT25B

* Intex CDI File (Attached)

Intex Dealname: xnal25b

Password: 6K6Y

—Company is available for conference calls upon request—

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.